Exhibit 99.2

VIEWRAY INCORPORATED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

ViewRay Incorporated

We have audited the accompanying balance sheets of ViewRay Incorporated (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the years ended December 31, 2014 and 2013 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses and negative cash flows from operations, stockholders’ capital deficiency and limited liquidity raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
February 20, 2015
(March 25, 2015 as to the effects of the reverse stock split described in Note 18)

VIEWRAY INCORPORATED

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2013	2014

ASSETS
Current assets:
Cash and cash equivalents	$26,529	$11,129
Accounts receivable	254	904
Inventory	5,557	8,238
Deposits on purchased inventory	2,319	2,798
Deferred cost of revenue	—	4,712
Prepaid expenses and other current assets	277	626

Total current assets	34,936	28,407
Property and equipment, net	1,786	2,931
Restricted cash	453	1,053
Intangible assets, net	431	264
Deferred offering costs	—	1,419
Other assets	59	31

TOTAL ASSETS	$37,665	$34,105

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$240	$240
Accounts payable	2,346	6,134
Accrued liabilities	4,048	4,436
Customer deposits	2,853	6,100
Deferred revenue, current portion	425	7,361
Long-term debt, current portion	—	5,493

Total current liabilities	9,912	29,764
Deferred revenue, net of current portion	128	—
Long-term debt, net of current portion	14,384	9,149
Convertible preferred stock warrant liability	158	138
Other long-term liabilities	196	567

TOTAL LIABILITIES	24,778	39,618

Commitments and contingencies (Note 6)
Convertible preferred stock, par value $0.01 per share; 67,460,997 and 74,460,997 shares authorized at December 31, 2013 and 2014; 8,415,586 and 9,295,788 shares issued and outstanding at December 31, 2013 and 2014; aggregate liquidation preference of $131,434 and $146,732 at December 31, 2013 and 2014, actual; no shares issued and outstanding at December 31, 2014	130,037	145,110
Stockholders’ deficit:
Common stock, par value $0.01 per share; 81,000,000 and 88,000,000 shares authorized at December 31, 2013 and 2014; 295,388 and 304,908 shares issued and outstanding at December 31, 2013 and 2014, actual; 9,600,696 shares issued and outstanding at December 31, 2014	3	3
Additional paid-in capital	1,102	1,420
Accumulated deficit	(118,255)	(152,046)

TOTAL STOCKHOLDERS’ DEFICIT	(117,150)	(150,623)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$37,665	$34,105

The accompanying notes are an integral part of these financial statements.

VIEWRAY INCORPORATED

Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2013	2014
Revenue:
Product	$2,253	$5,988
Service	12	411
Grant	894	—

Total revenue	3,159	6,399
Cost of revenue:
Product	8,173	8,176
Service	14	975

Total cost of revenue	8,187	9,151

Gross margin	(5,028)	(2,752)
Operating expenses:
Research and development	8,780	9,404
Selling and marketing	3,781	4,681
General and administrative	9,508	14,742

Total operating expenses	22,069	28,827

Loss from operations	(27,097)	(31,579)
Interest income	4	1
Interest expense	(97)	(2,243)
Other income (expense), net	(32)	21

Loss before provision for income taxes	(27,222)	(33,800)
Provision for income taxes	—	—

Net loss	$(27,222)	$(33,800)

Cumulative dividends on convertible preferred stock	$(2,898)	$—
Deemed capital contribution on conversion of Series C convertible preferred stock into common stock	8,783	—
Deemed dividend on convertible preferred stock extinguishment	(6,863)	—
Deemed capital contribution on repurchase of Series A convertible preferred stock	—	9

Net loss attributable to common stockholders	$(28,200)	$(33,791)

Net loss per share attributable to common stockholders, basic and diluted	$(102.90)	$(112.66)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	274,064	299,938

The accompanying notes are an integral part of these financial statements.

VIEWRAY INCORPORATED

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2013	5,629,715	$79,540	245,467	$2	$779	$(90,055)	$(89,274)
Issuance of common stock from option exercises	—	—	492	—	1	—	1
Issuance of Series D-1 convertible preferred stock (net of issuance cost of $99)	330,608	4,901	—	—	—	—	—
Issuance of Series D-2 convertible preferred stock (net of issuance cost of $291)	1,013,045	15,030	—	—	—	—	—
Accrued dividends	—	—	—	—	—	(2,898)	(2,898)
Conversion of Series C convertible preferred stock and related dividends into common stock and deemed capital contribution	(494,275)	(7,475)	49,429	1	103	8,783	8,887
Conversion of accrued dividends into Series D-2 convertible preferred stock	1,074,429	16,249	—	—	—	—	—
Extinguishment of Series B-1, Series C, Series D-1 and Series D-2 convertible preferred stock	(7,498,571)	(105,217)	—	—	—	—	—
Exchange of new Series B convertible preferred stock and deemed dividend	7,498,571	112,080	—	—	—	(6,863)	(6,863)
Issuance of new Series C convertible preferred stock (net of issuance cost of $71)	862,064	14,929	—	—	—	—	—
Stock-based compensation	—	—	—	—	219	—	219
Net loss	—	—	—	—	—	(27,222)	(27,222)

Balance at December 31, 2013	8,415,586	130,037	295,388	3	1,102	(118,255)	(117,150)
Issuance of common stock from option exercises	—	—	9,520	—	21	—	21
Repurchase of Series A convertible preferred stock and deemed capital contribution	(455)	(25)	—	—	—	9	9
Issuance of Series C convertible preferred stock (net of issuance cost of $181)	295,982	4,969	—	—	—	—	—
Conversion of convertible promissory notes into Series C convertible preferred stock, including accrued interest of $173 (net of unamortized debt discount of $44)	584,675	10,129	—	—	—	—	—
Stock-based compensation	—	—	—	—	297	—	297
Net loss	—	—	—	—	—	(33,800)	(33,800)

Balance at December 31, 2014	9,295,788	$145,110	304,908	$3	$1,420	$(152,046)	$(150,623)

The accompanying notes are an integral part of these financial statements.

VIEWRAY INCORPORATED

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(27,222)	$(33,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,149	1,020
Stock-based compensation	219	318
Change in fair value of convertible preferred stock warrant liability	—	(20)
Inventory lower of cost and market adjustment	4,582	598
Loss on disposal of property and equipment	176	8
Amortization of debt discount and interest accrual	8	446
Changes in operating assets and liabilities:
Accounts receivable	(254)	(650)
Inventory	(5,175)	(3,279)
Deposits on purchased inventory	(879)	(479)
Deferred costs	—	(4,712)
Prepaid expenses and other current assets	(167)	13
Other assets	(37)	28
Accounts payable	(666)	3,230
Accrued expenses and other long-term liabilities	2,074	(245)
Customer deposits and deferred revenue	821	10,055

Net cash used in operating activities	(25,371)	(27,469)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,198)	(2,003)
Purchase of intellectual property license	(500)	—
Change in restricted cash	105	(600)

Net cash used in investing activities	(1,593)	(2,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred stock, net	34,860	4,969
Proceeds from the exercise of stock options	1	21
Proceeds from issuance of long-term debt, net	14,534	—
Proceeds from issuance of convertible promissory notes, net	—	9,941
Repurchase of Series A convertible preferred stock	—	(37)
Payments of costs related to the initial public offering	—	(222)

Net cash provided by financing activities	49,395	14,672

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,431	(15,400)
CASH AND CASH EQUIVALENTS—Beginning of period	4,098	26,529

CASH AND CASH EQUIVALENTS—End of period	$26,529	$11,129

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$1,504
Cash paid for income taxes	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of convertible notes into new Series C convertible preferred stock	$—	$10,129
Cumulative dividends on convertible preferred stock	$2,898	$—
Conversion of Series C convertible preferred stock and related dividends into common stock and deemed capital contribution	$8,887	$—
Conversion of accrued dividends into Series D-2 convertible preferred stock	$16,249	$—
Exchange of new Series B convertible preferred stock upon extinguishment of prior convertible preferred stock and deemed dividend	$6,863	$—
Issuance of convertible preferred stock warrant	$158	$—
Purchase of equipment in accounts payable	$59	$62
Costs related to the initial public offering included in accounts payable and accrued liabilities	$—	$1,197

The accompanying notes are an integral part of these financial statements.

VIEWRAY INCORPORATED

Notes to Financial Statements

1.	BACKGROUND AND ORGANIZATION

ViewRay Incorporated, or the Company, designs, manufactures and markets MRIdian, the first and only MRI-guided radiation therapy system to image and treat cancer patients simultaneously.

Since inception, the Company has devoted substantially all of its efforts towards research and development, initial selling and marketing activities, raising capital and preparing for the manufacturing and shipment of MRIdian systems. In May 2012, the Company was granted clearance from the U.S. Food and Drug Administration, or FDA, to sell MRIdian. In November 2013, the Company received its first clinical acceptance of a MRIdian at a customer site, and the first patient was treated with that system in January 2014. The Company received permission to affix the CE mark in November 2014.

The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $152.0 million at December 31, 2014. The Company anticipates incurring additional losses until such time that it can generate significant revenues from MRIdian systems. The Company’s primary source of liquidity to date has been through sales of convertible preferred stock, proceeds from various debt arrangements, initial sales of MRIdian systems and customer deposits received on future orders. In 2014, the Company raised a total of $14.9 million net proceeds through issuance of convertible promissory notes and Series C convertible preferred stock. In January and February 2015, the Company raised a total of $15.6 million net proceeds through issuance of Series C convertible preferred stock. The Company is involved in active financing negotiations; however, if a financing event does not occur, the Company is expected to exhaust its cash and cash equivalents during 2015. Substantial additional financing will be needed by the Company to fund its operations and research and development efforts. There is no assurance that such financing will be available when needed or on acceptable terms. The Company is also subject to those risks associated with any early stage operating company that has working capital requirements and substantial expenditures for research and development. There can be no assurance that MRIdian will be commercially viable. In addition, the Company operates in an environment of rapid technological change, and is largely dependent on the services of its employees. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management is currently evaluating different strategies to obtain the required funding of future operations. These strategies may include, but are not limited to: additional funding from current or new investors, refinancing existing debt obligations, and/or obtaining additional debt financing, and/or an initial public offering of the Company’s common stock. There can be no assurance that these future funding efforts will be successful.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain significant accounting policies, as described below and elsewhere in the accompanying notes to the financial statements.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, and pursuant to the rules and regulation of the Securities and Exchanges Commission, or SEC.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Such management estimates include those relating to the allocation of revenue to its multiple deliverable elements, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards and a convertible preferred stock warrant, accrued losses from purchase commitments and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company deposits its cash primarily in checking and money market accounts.

Restricted Cash

At December 31, 2013, the Company had irrevocable standby letters of credit of $453 thousand to a governmental agency in connection with certain regulatory requirements for the Company’s radiation therapy product and to a customer in connection with the Company’s contractual obligations with such customer.

In February 2014, $350 thousand in outstanding irrevocable letters of credit were cancelled upon the satisfaction of the Company’s contractual obligations with such customer. In July 2014, the Company issued an irrevocable standby letter of credit in the amount of $450 thousand as a guarantee to a new lease agreement signed in 2014. In December 2014, as a performance guarantee in connection with the Company’s contractual obligations with a distributor, the Company issued another irrevocable standby letter of credit for $500 thousand.

At December 31, 2014, the Company had an aggregate of $1.1 million of outstanding letters of credit. The letters of credit are collateralized by a restricted cash deposit account, which is presented as part of noncurrent assets on the balance sheets because the Company is not certain when the restriction will be lifted on the collateralized letters of credit. As of December 31, 2013 and 2014, no amounts were drawn on the letters of credit.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in checking and money market accounts at one financial institution. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation. Management believes the financial risk associated with these balances is minimal and has not experienced any losses to date. The Company performs periodic credit evaluations of its customers’ financial condition and generally requires deposits from its customers. The Company’s accounts receivable was derived from grant revenue earned from the State of Ohio at December 31, 2013 (see Note 8), and from billing to a customer at December 31, 2014. The Company’s customers representing greater than 10% of accounts receivable and revenue for the periods presented were as follows:

	Revenue		Accounts Receivable
	Year Ended December 31,		December 31,
Customers	2013	2014	2013	2014
State of Ohio	28%	*	100%	*
Customer A	72%	*	*	*
Customer B	*	52%	*	*
Customer C	*	40%	*	*
Customer D	*	*	*	100%

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued acceptance of MRIdian, competition from substitute products and larger companies, protection of proprietary technology, ability to maintain distributor relationships and dependence on key individuals. Furthermore, new products to be developed by the Company require approval from the FDA or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s future products will receive the necessary clearances.

The Company relies on a concentrated number of suppliers to manufacture essentially all of the components used in MRIdian. The Company’s suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to comply with applicable regulations, including the FDA’s Quality System Regulation, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet demand.

Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of any allowance for doubtful accounts, and do not bear interest. The allowance for doubtful accounts, if any, is based on the assessment of the collectability of customer accounts.

Based on the specific customer and the current economic conditions, there was no allowance for doubtful accounts recorded at December 31, 2013 and 2014.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, restricted cash, prepaid expenses and other current assets, accounts payable, accrued liabilities, notes payable, convertible preferred stock warrant liability and long-term debt. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The convertible preferred stock warrant liability is carried at fair value. The carrying amount of the Company’s long-term debt approximates fair value as the stated interest rate approximates market rates currently available to the Company.

Inventory and Deposits on Purchased Inventory

Inventory consists of purchased components for assembling MRIdian systems and other direct and indirect costs associated with MRIdian system installation. Inventory is stated at the lower of cost (on a first-in, first-out basis) or market value. All inventories expected to be placed in service during the Company’s normal operating cycle for the delivery and assembly of MRIdian systems, including items expected to be on hand for more than one year, are classified as current assets. The Company reduces the carrying value of its inventory for the difference between cost and net realizable value and records a charge to cost of product revenues for the amount required to reduce the carrying value of inventory to net realizable value. The Company recorded an inventory lower of cost and market adjustment of $4.6 million and $598 thousand during the years ended December 31, 2013 and 2014, respectively.

The Company records inventory items which have been paid for but not yet received and titles have not yet transferred to the Company as deposits on purchased inventory. Deposits on purchased inventory are included within current assets as the related inventory items are expected to be received and used in MRIdian systems within the Company’s normal operating cycle. The Company assesses the recoverability of deposits on purchased inventory based on credit assessments of the vendors and their history supplying these assets. At December 31, 2014, the Company did not have any instances whereby deposits for purchased inventory were written off or the purchased inventory was not delivered.

Shipping and Handling Costs

Shipping and handling costs for product shipments to customers are included in cost of product revenue. Shipping and handling costs incurred for inventory purchases are capitalized in inventory and expensed in cost of product revenue. These costs are not passed on to customers.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed over estimated useful lives, ranging from two to 15 years of the related assets using the straight-line method. Acquired software is recorded at cost. Amortization of acquired software generally occurs over three years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life or term of the lease. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is recorded to general and administrative expense in the accompanying statements of operations. Routine expenditures for maintenance and repairs are expensed as incurred.

Depreciation and amortization periods for property and equipment are as follows:

Property and Equipment	Estimated Useful Life
Prototype	2 years
Machinery and equipment	5 – 15 years
Furniture and fixture	5 – 10 years
Software	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Intangible Assets

The Company capitalizes the costs incurred in obtaining certain licenses. During the year ended December 31, 2013, the Company acquired a license to intellectual property associated with certain technology components incorporated into the

Company’s systems for $500 thousand. The license cost is being amortized on a straight-line basis over its estimated useful life of three years.

Impairment of Long-Lived Assets

The Company reviews the recoverability of long-lived assets, including equipment, leasehold improvements, software and intangible assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the assets from the expected future cash flows (undiscounted and without interest charge) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss for the difference between the estimated fair value and carrying value is recorded. There was no impairment loss recognized during the years ended December 31, 2013 and 2014.

Deferred Offering Costs

The Company capitalizes qualified legal, accounting and other direct costs related to its efforts to raise capital through a public sale of its common stock in its planned IPO. These costs are recorded in deferred offering costs in the accompanying balance sheets and will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If the Company terminates its plan for an IPO or significantly delays such plan, any deferred costs will be expensed at that time. At December 31, 2014, the Company capitalized $1.4 million of deferred IPO costs. No amounts were deferred as of December 31, 2013.

Comprehensive Loss

Comprehensive loss is the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investment owners and distribution to owners. For the periods presented, comprehensive loss did not differ from net loss.

Revenue Recognition

The Company derives revenue primarily from the sale of the systems and related services, which are predominantly sales of MRIdian, as well as support and maintenance services on purchased systems. In all sales arrangements, the Company recognizes revenues when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection of the fee is reasonably assured and delivery has occurred. For sales of MRIdian systems, the Company currently recognizes product revenue upon receipt of customer acceptance. For sales of the related support and maintenance services, the Company recognizes service revenue on a straight-line basis over the service contract term, which is typically 12 months.

Multiple Elements

Based on the nature of the Company’s business, it frequently enters into sales arrangements with customers that contain multiple elements or deliverables. In situations where a deliverable in a multi-element arrangement has value to the customer on a stand-alone basis, the Company is required to allocate the fair value of the various elements based on the selling price of each element. The principal deliverables consist of (i) sale of MRIdian systems, which generally includes installation, site preparation and software, and (ii) product support, which includes extended service and maintenance.

The Company determines selling prices using vendor specific objective evidence, or VSOE, if it exists, or third party evidence, or TPE. If neither VSOE nor TPE exists for a deliverable, the Company uses best estimated selling price, or BESP. The Company allocates revenue to its multiple elements generally using the relative fair values as determined by BESP. The Company regularly reviews VSOE, TPE and BESP for all of its MRIdian systems and services.

Product Revenue

Product revenue is derived primarily from the sales of MRIdian. The system contains both software and non-software components that together deliver essential functionality. However, because MRIdian includes hardware products as well as software components that function together with the hardware components to deliver MRIdian’s essential functionality, the revenue from the sale of MRIdian systems does not fall within the scope of the software revenue recognition rules.

The related customer contracts currently call for on-site assembly of the system components and system integration. Once the system installation is completed, the Company performs a detailed demonstration with the customer showing that MRIdian meets the standard product specifications. After successful demonstration, the customer signs a document indicating customer acceptance. All contracts include customer deposits upon signing of the agreement with final payment generally due upon customer acceptance.

Revenue recognition for MRIdian systems generally occurs when the customer acknowledges that the system operates in accordance with standard product specifications, the customer accepts the installed unit and title and risk of loss are transferred to the customer.

Service Revenue

Service revenue is derived primarily from maintenance services. Service revenue is deferred and recognized ratably over the service period.

Grant Revenue

The Company receives payments for the achievement of certain milestones under government grants over a contractually defined period. These payments are nonrefundable. Government grants generally provide the Company with fixed payments and a contractually defined period. Grant revenues are recognized as milestones under the grant program are achieved and is earned through reimbursements for the qualifying expenses incurred by the Company.

The Company retains ownership and exclusive rights to all inventions made under these arrangements. Upon the completion of the Company’s government grants, no further obligations exist under these arrangements. The Company retains the rights to commercialize the technology it developed under government grants without any royalty obligations.

Customer Deposits

Customer deposits represent payments received in advance of system installation. For domestic sales, advance payments received prior to customer acceptance are recorded as customer deposits. For international sales, advance payments are initially recorded as customer deposits and are subsequently reclassified to deferred revenue upon inventory shipment when the title and risk of loss of inventory items transferred to customers. All customer deposits, including those that are expected to be a deposit for more than one year, are classified as current liabilities based on consideration of the Company’s normal operating cycle (the time between acquisition of the inventory components and the final cash collection from customers on these inventory components) which is in excess of one year.

Deferred Revenue and Deferred Cost of Revenue

Deferred revenue consists of deferred product revenue and deferred service revenue. Deferred product revenue arises from timing differences between the fulfillment of other contract deliverables and satisfaction of all revenue recognition criteria consistent with the Company’s revenue recognition policy. Deferred service revenue results from the advance billing for services to be delivered over a period of time. Deferred revenues expected to be realized within one year are classified as current liabilities.

Deferred cost of revenue consists of cost for inventory items that have been shipped with title and risk of loss transferred to customer but the customer acceptance has not been received. Deferred cost of revenue is included as part of current assets as the corresponding deferred product revenue are expected to be realized within one year. The inventories recorded in deferred cost of revenue are also included in the inventory lower of cost or market analysis. At December 31, 2014, no reserve was required for deferred cost of revenue.

Research and Development Costs

Expenditures, including payroll, contractor expenses and supplies, for research and development of products and manufacturing processes are expensed as incurred.

Software development costs incurred subsequent to establishing technological feasibility are capitalized through the general release of MRIdian systems that contain the embedded software elements. Technological feasibility is demonstrated by the completion of a working model. The Company has not capitalized any software development costs at December 31, 2013 or 2014, since the costs incurred subsequent to achieving technological feasibility and completing the research and development for the software components were immaterial.

Stock-Based Compensation

The Company uses the Black-Scholes option-pricing model as the method for estimating the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions that determine the fair value of share-based awards, including the options’ expected term and the price volatility of the underlying stock. The fair value of the portion of the award that is ultimately expected to vest is recognized as compensation expense over the awards’ requisite service periods in the statements of operations. The Company attributes the value of share-based compensation to expense using the straight-line method.

Medical Device Excise Tax

Medical Device Excise Tax, or MDET, Section 4191 of the Internal Revenue Code enacted by the Health Care and Education Reconciliation Act of 2010, in conjunction with the Patient Protection and Affordable Care Act, established a 2.3% excise tax on medical devices sold domestically beginning on January 1, 2013. The Company included the cost of MDET in cost of product revenue during the year ended December 31, 2014, net of amounts directly billed to the customer for this tax, if any.

Deferred Commissions

Deferred commissions are the direct and incremental costs directly associated with the MRIdian system contracts with customers, which primarily consist of sales commissions to our direct sales force. The commissions are deferred and expensed in proportion to the revenue recognized upon the acceptance of the MRIdian system. At December 31, 2014, the Company had $221 thousand deferred commissions recorded as part of prepaid expenses and other current assets on the balance sheet.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, management concludes that it is more-likely-than not that the deferred tax assets will not be realized. Because of the uncertainty of the realization of the deferred tax assets, the Company has recorded a full valuation allowance against its net deferred tax assets.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Reserves are provided for tax benefits for which realization is uncertain. Such benefits are only recognized when the underlying tax position is considered more likely than not to be sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. It is the Company’s policy to include any penalties and interest related to income taxes in its income tax provision; however, the Company currently has no penalties or interest related to income taxes. The earliest year that the Company is subject to examination is the year ended December 31, 2004.

Convertible Preferred Stock Warrant Liability

The Company’s warrant to purchase convertible preferred stock is classified as a liability on the balance sheets at fair value upon issuance because the warrant is exercisable for contingently redeemable preferred stock which is classified outside of stockholders’ deficit. The warrant is subject to re-measurement to fair value at each balance sheet date, and any change in fair value is recognized in the statements of operations as other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrant, the conversion of the underlying shares of convertible preferred stock or the completion of a liquidation event or the completion of an IPO. Upon the exercise, expiration or the completion of the liquidation event, the related warrant liability will be reclassified to additional paid-in capital.

Accrued Purchase Commitments

The Company has certain non-cancellable purchase commitments from outstanding purchase orders related to the manufacture of MRIdian systems. As part of the inventory lower of cost and market adjustment charged to cost of product revenue, the Company accrued the total purchase commitments of $1.5 million at December 31, 2013 as it relates to the determination of the total cost to complete a MRIdian system. The accrued purchase commitments are recorded as part of accrued liabilities in the accompanying balance sheets as the Company expects to receive the inventory within its normal operating cycle.

The Company did not have any outstanding non-cancellable purchase commitments at December 31, 2014.

Segment and Geographic Information

The Company has one business activity, which is radiation therapy technology combined with magnetic resonance imaging, and operates in one reportable segment. The Company’s chief operating decision-maker, its chief executive officer, reviews its operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance. Also, the Company does not have segment managers as the Company manages its operations as a single operating segment, and all of the Company’s revenues have been derived from customers located in the United States for the years ended December 31, 2013 and 2014. At December 31, 2013 and 2014, all long-lived assets are located in the United States.

Net Loss per Share

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The net loss attributable to common stockholders was not allocated to the convertible preferred stock under the two-class method as the convertible preferred stock do not have a contractual obligation to share in the net loss attributable to common stockholders. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, convertible preferred stock, stock options and a warrant to purchase convertible preferred stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board, or FASB, issued authoritative guidance that addresses the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This new standard requires the netting of unrecognized tax benefits, or UTBs, against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the UTBs. This new guidance is effective for the Company beginning January 1, 2014, with early adoption permitted. The Company adopted this guidance in 2014 and it did not have a material impact on the Company’s financial statements.

In May 2014, the FASB issued an update to supersede nearly all existing revenue recognition guidance under GAAP. This new standard requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new guidance is effective for the Company on January 1, 2017. Early adoption is not permitted. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that the new guidance will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In June 2014, the FASB issued an amendment to eliminate the accounting and reporting differences in GAAP between development stage entities and other operating entities, including the presentation of inception-to-date financial statement information and the development stage entity financial statement label. The amendment also clarified that the guidance related to Risks and Uncertainties is applicable to entities that have not commenced planned principal operations. These changes will provide more consistent consolidation analysis and decisions among reporting entities. While these amendments are retrospectively effective for annual reporting periods beginning after December 15, 2014, early adoption is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company elected early adoption in the year ended December 31, 2013. The Company’s adoption of this standard did not have a significant impact on its financial position, results of operations or cash flows.

In August 2014, the FASB issued an explicit requirement for management to assess if there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management must assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the financial statement issuance date. Disclosures are required if conditions give rise to substantial doubt. The new standard is effective for all entities in the first annual period ending after December 15, 2016. The Company has not elected to early adopt this accounting pronouncement.

3.	BALANCE SHEET COMPONENTS

Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2013	2014
Prototype	$6,053	$6,342
Machine and equipment	2,714	4,214
Leasehold improvements	1,154	1,270
Furniture and fixtures	232	263
Software	595	647

Property and equipment, gross	10,748	12,736
Less: accumulated depreciation and amortization	(8,962)	(9,805)

Property and equipment, net	$1,786	$2,931

Depreciation and amortization expense related to property and equipment was $1.1 million and $853 thousand during the years ended December 31, 2013 and 2014, respectively.

Intangible Assets

Intangible assets consist of the following (in thousands):

	December 31,
	2013	2014
Intangible assets—license cost	$500	$500
Accumulated amortization	(69)	(236)

Intangible assets, net	$431	$264

Intangible asset amortization was $69 thousand and $167 thousand during the years ended December 31, 2013 and 2014, respectively.

The estimated future amortization expense of purchased intangible assets at December 31, 2014 was as follows (in thousands):

Year Ending December 31,	Estimated Future Amortization Expense
2015	$167
2016	97

Total	$264

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2013	2014
Accrued payroll and related benefits	$1,233	$1,652
Accrued non-cancellable purchase commitments	1,502	—
Accrued accounts payable	517	946
Sales tax and medical device excise tax payable	98	499
Accrued legal and accounting	84	901
Accrued interest	78	142
Other	536	296

Total accrued liabilities	$4,048	$4,436

Deferred Revenue

Deferred revenue consists of the following (in thousands):

	December 31,
	2013	2014
Deferred revenue:
Products	$286	$6,919
Service	267	442

Total deferred revenue	553	7,361
Less: current portion of deferred revenue	(425)	(7,361)

Noncurrent portion of deferred revenue	$128	$—

4.	FAIR VALUE FINANCIAL MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The assets’ or liabilities’ fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial instruments that are carried at fair value consist of Level 1 assets and Level 3 liabilities. Level 1 assets include highly liquid bank deposits and money market funds, which were not material at December 31, 2013 or 2014. Level 3 liabilities consist of the convertible preferred stock warrant liability. The convertible preferred stock warrant liability was valued using the Black-Scholes option-pricing model. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value of the warrant (see Note 13).

The convertible preferred stock warrant was issued in December 2013 and, therefore, was outstanding at December 31, 2013 and 2014. The following table sets forth the fair value of the Company’s financial liabilities by level within the fair value hierarchy (in thousands):

	December 31, 2013
	Fair Value	Level 1	Level 2	Level 3
Convertible preferred stock warrant liability	$158	$—	$—	$158

	December 31, 2014
	Fair Value	Level 1	Level 2	Level 3
Convertible preferred stock warrant liability	$138	$—	$—	$138

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):

	Year Ended December 31,
	2013	2014
Fair value, beginning of period	$—	$158
Issuance of convertible preferred stock warrant	158	—
Change in fair value of Level 3 financial liabilities	—	(20)

Fair value, end of period	$158	$138

The gains and losses from re-measurement of Level 3 financial liabilities are recorded as part of other income (expense), net in the statements of operations.

5. DEBT

Notes Payable

On December 15, 2008, the Company entered into an agreement with the county redevelopment fund in the State of Ohio for a loan of up to $800 thousand to fund the renovation of the Company’s Ohio headquarters. The loan, which bore interest at 6% annually through the maturity date of December 31, 2009, is secured by the Company’s leasehold improvements. Under the terms of the loan agreement, the lender may forgive $240 thousand if the Company meets certain permanent job creation requirements within the State of Ohio. In July 2010, $560 thousand of principal and accrued interest through the loan maturity date were repaid. At December 31, 2013 and 2014, the Company had not met the permanent job creation requirements and as such the $240 thousand was not forgiven and remains a current liability. The notes payable of $240 thousand are due and demandable at any time and do not bear interest.

Term Loan

In December 2013, the Company entered into a Loan and Security Agreement, or the Term Loan, with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P., or together, Hercules, for $15.0 million that was outstanding at December 31, 2013 and 2014. Borrowings under the Term Loan bear cash interest at the greater of the annual prime rate plus 7.0% or 10.25%, which was 10.25% at December 31, 2013 and 2014. In addition, borrowings under the Term Loan bear deferred payment in-kind interest at 1.5% per annum. Interest only payments began in January 2014, with monthly principal and interest payments beginning on January 1, 2015 and the entire balance of the Term Loan are to be paid in full by the June 1, 2017 maturity date. The Term Loan is subject to a prepayment penalty of 5% on the outstanding balance during the first 12 months following the funding of the Term Loan and 1% on the outstanding balance thereafter until maturity. The Term Loan was issued at a discount of $466 thousand, which will be amortized to interest expense during the life of the Term Loan using the effective interest method. The discount included the fair value of a convertible preferred stock warrant that was issued with the Term Loan, as discussed in the following paragraph, and the related transaction costs. The Term Loan is collateralized by essentially all the Company’s assets and limits the Company’s ability with respect to additional indebtedness, investments or dividends, among other things, subject to customary exceptions.

In connection with the issuance of the Term Loan, the Company entered into a Warrant Agreement with Hercules to issue a fully vested and exercisable warrant to purchase 43,103 shares of Series C convertible preferred stock with an exercise price of $17.40 per share. The warrant is exercisable any time before the later of 10 years from issuance or five years after an IPO. The warrant will be automatically exercised immediately prior to expiration if the fair market value of one share of Series C convertible preferred stock is greater than the exercise price at the time of expiration. The warrant provides for anti-dilution rights on the Series C convertible preferred stock, which includes one-time down-round protection. The fair value of the warrant upon issuance of $158 thousand was recorded as convertible preferred stock warrant liability and a discount to the carrying value of the Term Loan. The fair value of the warrant at the time of issuance was estimated using the Black-Scholes option-pricing model with the following assumptions: expected term of two years, expected volatility of 30%, risk-free interest rate of 0.4% and expected dividend yield of 0%. See Note 12 for assumptions used to estimate the fair value of convertible preferred stock warrant liability at December 31, 2013 and 2014.

The Company’s scheduled future payments on the Term Loan at December 31, 2013 are as follows (in thousands):

Year Ending December 31,
2015	$6,827
2016	6,827
2017	4,118

Total future payments	17,772
Less: amount representing interest	(2,772)

Total principal amount	15,000
Less: unamortized debt discount	(358)

Carrying value of long-term debt	14,642
Less: current portion	(5,493)

Long-term portion	$9,149

2014 Convertible Promissory Notes

In August 2014, the Company entered into a Convertible Promissory Note Agreement, or the Convertible Note Agreement, with a majority of its current investors to sell convertible promissory notes in an aggregate principal amount of $10.0 million with the option to raise an additional $1.5 million, or 2014 Notes. The Company received gross proceeds of $3.9 million in August 2014 and $6.1 million in November 2014 under the Convertible Note Agreement. The 2014 Notes carried a simple interest rate of 8% per annum and were subordinated in right of payment to all of the Company’s other indebtedness. The 2014 Notes were to mature in November 2015 unless previously converted. The Convertible Note Agreement provided for the conversion of the 2014 Notes at the option of the majority investors, and at any time, into shares of Series C convertible preferred stock at the then applicable conversion price. In December 2014, the holders of the 2014 Notes opted to convert the outstanding principal and accrued interest of $10.2 million into 584,675 shares of Series C convertible preferred stock at a price of $17.40 per share in accordance with the terms of the Convertible Note Agreement. As of December 31, 2014, the 2014 Notes are no longer outstanding. In addition, the option to raise an additional $1.5 million under the Convertible Note Agreement expired unexercised in December 2014 and no more 2014 Notes will be issued under this agreement.

6.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space in Oakwood Village, Ohio and Mountain View, California under non-cancellable operating leases. At December 31, 2014, the future minimum payments for the operating leases are as follows (in thousands):

At December 31, 2014	Operating Leases
2015	$1,086
2016	1,113
2017	1,106
2018	963
2019 and thereafter	823

Total future minimum payments	$5,091

Rent expense incurred under operating leases was $308 thousand and $683 thousand during the years ended December 31, 2013 and 2014, respectively.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. At December 31, 2014, the Company was not involved in any material legal proceedings.

Purchase Commitments

At December 31, 2014, the Company had no outstanding firm purchase commitments.

7.	LICENSING AGREEMENT

In December 2004, the Company entered into a licensing agreement with the University of Florida Research Foundation, Inc., or UFRF, whereby UFRF granted the Company a worldwide exclusive license to certain of UFRF’s patents in exchange for 11,312 shares of common stock and a royalty from sales of products developed and sold by the Company utilizing the licensed patents. The Company was obligated to meet certain product development and commercialization milestones by various dates through December 31, 2014. The significant milestones met prior to December 31, 2013 included: (i) completion of a business plan and Small Business Technology Transfer grant application; (ii) securing a minimum of $20.0 million venture financing; (iii) successful relocation and build out of Company headquarters; (iv) receipt of the first magnet from an OEM partner; (v) hiring of a chief executive officer with industry experience in developing and commercializing similar products; and (vi) filing for FDA approval. The final milestone, which required the Company to recognize the first commercial sale of the MRIdian system to retail customers by December 31, 2014, was met during the year ended December 31, 2013. If these milestones had not been accomplished, UFRF would have had the right to terminate the licensing agreement. Royalty payments are based on 1% of net sales, defined as the amount collected on sales of licensed products and/or licensed processes after deducting trade and/or quantity discounts, credits on returns and allowances, outbound transportation costs paid and sales tax. Minimum quarterly royalty payments of $50 thousand commenced with the quarter ended March 31, 2014 and are payable in advance. Minimum royalties paid in any calendar year will be credited against earned royalties for such calendar year. The royalty payments continue until the earlier of (i) the date that no licensed patents remain enforceable or (ii) the payment of earned royalties, once begun in 2014, cease for more than four consecutive calendars quarters. Royalty expenses based on 1% of net sales were $26 thousand and $137 thousand during the years ended December 31, 2013 and 2014, respectively, and were recorded as product cost of revenue in the accompanying statements of operations. The minimum royalty payments in excess of 1% of net sales were nil and $63 thousand during the years ended December 31, 2013 and 2014, respectively, and were recorded as general and administrative expenses in the accompanying statements of operations.

8.	GRANT REVENUE

In April 2009, the Company and other collaborators were awarded a grant from the State of Ohio of up to $5.0 million in total support pursuant to the Third Frontier Biomedical Research Commercialization Program. The Company’s portion of this grant is $2.8 million. Consistent with the grant agreement, the funds become due to the Company upon written request to the grantor subsequent to the achievement of milestone and qualifying expenditures being incurred. The terms of the grant obligate the Company to develop and commercialize MRIdian primarily at its headquarters in the State of Ohio, to raise certain amounts of new equity investment and to incur certain levels of expenditures to develop and market MRIdian. The grant revenue from this arrangement was recognized as these milestones were achieved during the years ended December 31, 2012 and 2013, before the arrangement expired in April 2013.

9.	DISTRIBUTION AGREEMENT

In December 2014, the Company entered into a distribution agreement with ltochu Corporation, or ltochu, a Japanese entity, pursuant to which the Company appointed ltochu as its exclusive distributor for the sale and delivery of the Company’s MRIdian products within Japan. In consideration of the exclusive distribution rights granted, ltochu agreed to pay a distribution fee of $4.0 million in three installments: (i) the first installment of $1.0 million was due upon execution of the distribution agreement; (ii) the second installment of $1.0 million is due within 10 business days following submission of the application for regulatory approval of the Company’s product to the Japan regulatory authority; and (iii) the final installment of $2.0 million is due within 10 business days following receipt of approval for the Company’s product from the Japan regulatory authority. The distribution fee paid by ltochu is refundable if the Company fails to obtain the approval from the Japan regulatory authority before December 31, 2017. The first installment of $1.0 million was received in December 2014 and was recorded as customer deposits in the accompanying balance sheets at December 31, 2014.

The exclusive distribution agreement has an initial term of 10 years, and contains features customary in such distribution agreements. Under this distribution agreement, the Company will supply its products and services to ltochu based upon the Company’s then-current pricing. In conjunction with the distribution agreement, Itochu also purchased $5.2 million of Series C convertible preferred stock in December 2014 at a price of $17.40 per share and became a stockholder of the Company (see Note 11).

10.	COMMON STOCK RESERVED FOR ISSUANCE

The common stock reserved for future issuance at December 31, 2013 and 2014 was as follows:

	December 31,
	2013	2014
Conversion of outstanding convertible preferred stock	8,415,586	9,295,788
Shares underlying outstanding stock options	915,502	1,428,099
Shares available for future stock option grants	621,315	99,198
Warrant to purchase convertible preferred stock	43,103	43,103

Total shares of common stock reserved	9,995,506	10,866,188

11.	CONVERTIBLE PREFERRED STOCK

In February 2013, the Company raised $5.0 million through the sale and issuance of 330,608 shares of Series D-1 convertible preferred stock for $15.12 per share.

Recapitalization

In May and June 2013, the Company effected a recapitalization in connection with a Series D-2 convertible preferred stock financing, or the Series D-2 Offering. The Series D-2 Offering consisted of (i) the sale and issuance of 1,013,045 shares of Series D-2 convertible preferred stock for $15.3 million, or $15.12 per share, and (ii) the issuance of 1,074,429 shares of Series D-2 convertible preferred stock to participating investors in exchange for all then-outstanding dividends accrued on shares of Series B-1, Series C and Series D-1 convertible preferred stock at an exchange rate equal to the sales price of the Series D-2 Offering of $15.12 per share. Non-participating holders of 494,275 shares of Series C convertible preferred stock received 49,429 shares of common stock, on a 10:1 basis, in exchange for these shares and accrued dividends of $1.4 million, or the Non-participating Exchange. At the closing of the Series D-2 Offering, all then-outstanding shares of Senior Convertible Preferred Stock (defined as all outstanding shares of Series B-1, Series C, Series D-1 and Series D-2 convertible preferred stock) were exchanged for an equal number of newly-issued shares of Series B convertible preferred stock, or the Participating Exchange, containing substantially similar rights to those contained in the Senior Convertible Preferred Stock except that (i) rights to dividends are no longer cumulative and therefore dividends accrue to holders of Series B convertible preferred stock only when declared and (ii) the liquidation preference for the prior shares of Series B-1 convertible preferred stock was increased. All shares of Senior Convertible Preferred Stock were surrendered and cancelled after the recapitalization.

The recapitalization was accounted for as an extinguishment of the Senior Convertible Preferred Stock which resulted in the following:

•	For the Non-participating Exchange, the Company recognized a gain on extinguishment of Series C convertible preferred stock in the amount $8.8 million as the difference between the carrying value of the securities surrendered (i.e., carrying value of non-participating Series C convertible preferred stock and the related accrued dividends) and the fair value of the common stock issued in exchange. The $8.8 million gain was a deemed capital contribution to the holders of the common stock that was recognized as a decrease to net loss attributable to common stockholders and a decrease to accumulated deficit.

•	For the Participating Exchange, the Company recognized a charge on extinguishment of participating Senior Convertible Preferred Stock as the difference between the carrying value of the securities surrendered (i.e., carrying value of the participating Senior Convertible Preferred Stock) and the fair value of the Series B convertible preferred stock issued in exchange. The $6.9 million charge was a deemed dividend that was recognized as an increase to net loss attributable to common stockholders and an increase to accumulated deficit.

In November 2013, the Company raised $15.0 million through the sale and issuance of 862,064 shares of Series C convertible preferred stock for $17.40 per share.

In December 2014, the Company issued 880,657 shares of Series C convertible preferred stock, consisting of (i) the issuance of 295,982 shares for $5.2 million, or $17,40 per share, to Itochu in conjunction with the distribution agreement, and (ii) the issuance of 584,675 shares upon conversion of the outstanding principal and accrued interest of the 2014 Notes (see Note 5).

The changes in the shares of convertible preferred stock and common stock during the years ended December 31, 2013 and 2014 were as follows:

	Series A Convertible Preferred Stock	Extinguished Series B-1 Convertible Preferred Stock	Extinguished Series C Convertible Preferred Stock	Extinguished Series D-1 Convertible Preferred Stock	Extinguished Series D-2 Convertible Preferred Stock	New Series B Convertible Preferred Stock	New Series C Convertible Preferred Stock	Total Convertible Preferred Stock	Common Stock
Balance at December 31, 2012	54,951	2,124,775	3,061,695	388,294	—	—	—	5,629,715	245,467
Issuance of Series D-1 convertible preferred stock	—	—	—	330,608	—	—	—	330,608	—
Issuance of Series D-2 convertible preferred stock	—	—	—	—	1,013,045	—	—	1,013,045	—
Conversion of Series C convertible preferred stock and related dividends into common stock and deemed capital contribution	—	—	(494,275)	—	—	—	—	(494,275)	49,429
Conversion of accrued dividends into Series D-2 convertible preferred stock	—	—	—	—	1,074,429	—	—	1,074,429	—
Extinguishment of Series B-1, Series C, Series D-1 and Series D-2 convertible preferred stock	—	(2,124,775)	(2,567,420)	(718,902)	(2,087,474)	—	—	(7,498,571)	—
Exchange of new Series B convertible preferred stock and deemed dividend	—	—	—	—	—	7,498,571	—	7,498,571	—
Issuance of new Series C convertible preferred stock	—	—	—	—	—	—	862,064	862,064	—
Issuance of common stock from option exercises	—	—	—	—	—	—	—	—	492

Balance at December 31, 2013	54,951	—	—	—	—	7,498,571	862,064	8,415,586	295,388
Repurchase of Series A convertible preferred stock and deemed capital contribution	(455)	—	—	—	—	—	—	(455)	—
Issuance of Series C convertible preferred stock	—	—	—	—	—	—	295,982	295,982	—
Conversion of convertible promissory notes into Series C convertible preferred stock	—	—	—	—	—	—	584,675	584,675	—
Issuance of common stock from option exercises	—	—	—	—	—	—	—	—	9,520

Balance at December 31, 2014	54,496	—	—	—	—	7,498,571	1,742,721	9,295,788	304,908

Prior to the completion of the recapitalization in June 2013, the rights, privileges and preferences of Series A, Series B-1, Series C and Series D-1 convertible preferred stock were as follows:

Voting Rights

Each share of Series A, Series B-1, Series C and Series D-1 convertible preferred stock was entitled to voting rights equal to the number of shares of common stock into which each share could be converted. The shares possessed contain certain customary rights and protective provisions including anti-dilution protection, pre-emptive and protective rights in the event of future issuances of equity securities by the Company, rights to limit the ability of the Company to incur indebtedness without prior approval of a majority of the Series D-1 convertible preferred stock holders, registration rights in the event of a public offering of the Company’s common stock, right of first refusal and co-sale rights in the event of certain transfers of shares by or among shareholders, the ability of a majority of holders of convertible preferred stock to require the tender of all shares in the event of a sale of the Company and information rights.

The Company’s board of directors should consist of 11 members. The holders of Series A, voting as a separate class, are entitled to elect one member of the board of directors. The holders of Series B-1, voting as a separate class, are entitled to elect seven members of the board of directors. The holders of Series C, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock, voting as a separate class, are entitled to elect two members of the board of directors.

Conversion Rights

Each share of Series A, Series B-1, Series C and Series D-1 convertible preferred stock was convertible by any holder at any time into common stock. The conversion rate was determined by dividing the purchase price applicable to such shares of convertible preferred stock ($11.89 for Series A and Series B-1 and $15.12 for Series C and Series D-1 convertible preferred stock) by the conversion price ($11.89 for Series A and Series B-1 and $15.12 for Series C and Series D-1 convertible preferred stock). Conversion of such shares was automatic upon the closing of an underwritten public offering with proceeds equal to or exceeding $45.371 per share, and in which the net proceeds received by the Company equal or exceed $50.0 million or the affirmative vote of holders of shares of convertible preferred stock representing at least a majority of the voting power of the then outstanding shares of Series A, Series B-1, Series C and Series D-1 convertible preferred stock, voting together as a single class.

Adjustment of Conversion Price for Qualifying Dilutive Issuances

In the event the Company issued additional shares of common stock after the Series D-1 convertible preferred stock original issue date without consideration or for a consideration per share less than the conversion price in effect immediately prior to such issuance, then and in each such event the conversion price would have been reduced to a price equal to such conversion price multiplied by the following fraction:

•	the numerator of which is equal to the sum of (i) the product of the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance and the conversion price in effect immediately prior to such issuance) and (ii) the product of the number of additional shares of common stock so issued and the average price per share received by the Company for the additional shares of common stock so issued); and

•	the denominator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of additional shares of common stock so issued.

Dividends

Holders of Series B-1, Series C and Series D-1 convertible preferred stock, in preference to the holders of Series A convertible preferred stock and common stock, were entitled to receive cash dividends at the per annum rate of 8% of the convertible preferred stock purchase price. Such payments were to be paid in order of preference (Series D-1, Series C, Series B-1 convertible preferred stock). Dividends were cumulative from the date of issuance of the respective convertible preferred stock until paid. Holders of Series B-1 convertible preferred stock were entitled to receive, when, as and if declared by the board of directors, cash dividends at the per annum rate of 8% of the Series B-1 convertible preferred stock original issue price of $11.89 per share and such dividend was cumulative. Holders of Series C and Series D-1 convertible preferred stock were entitled to receive, when, as and if declared by the board of directors, cash dividends at the per annum rate of 8% of the Series C and Series D-1 convertible preferred stock original issue price of $15.12 per share and such dividend was cumulative.

So long as 20% of the Series D-1 convertible preferred stock remained outstanding, the Company would not pay or declare any dividend on shares other than Series D-1 convertible preferred stock without the consent of the Series D-1 convertible preferred stockholders. In the event dividends were paid on any share of common stock, the Company would have paid an additional dividend on all outstanding shares of Series A, Series B-1, Series C and Series D-1 convertible preferred stock in a per share amount equal (on an as-if-converted-to-common-stock-basis) to the amount paid or set aside for each share of common stock.

Liquidation Preferences

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or a corporate organization, the holders of Series B-1, Series C and Series D-1 convertible preferred stock were entitled to be paid out of Company assets before any payment was to be made to the holders of Series A convertible preferred stock and common stock. Holders of Series A convertible preferred stock were entitled to be paid out of any remaining assets in the event of a liquidation event before any payment was to be made to the holders of common stock. Upon the completion of distributions required to satisfy the convertible preferred stock liquidation preferences, any remaining assets were to be distributed pro rata among the holders of convertible preferred stock and common stock, treating all convertible preferred stock as if it were converted to common stock.

The Series C and D-1 convertible preferred stock liquidation preference was equal to the sum of $15.12 per share plus any accrued but unpaid dividends, whether or not declared and any declared but unpaid dividends on such shares. The Series B-1 convertible preferred stock liquidation preference was equal to the sum of $11.89 per share plus any declared but unpaid dividends on such shares. The Series A convertible preferred stock liquidation preference was $55.10 per share plus any declared but unpaid dividends on such shares. The liquidation preference of the convertible preferred stock was subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization affecting such shares.

Redemption

The Series A, Series B-1, Series C and Series D-1 convertible preferred stock was not redeemable at the option of the holder. The convertible preferred stock was classified outside of stockholders’ deficit because, in the event of certain “liquidation events” that are not solely within the Company’s control (including a dissolution, change of control, acquisition, asset sale or winding up of the Company), the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Convertible preferred stock at December 31, 2013 and 2014 consisted of the following (in thousands, except share data):

	December 31, 2013
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A	398,500	54,951	$3,029	$3,028
Series B	60,500,000	7,498,571	113,405	112,080
Series C	6,562,497	862,064	15,000	14,929

Total	67,460,997	8,415,586	$131,434	$130,037

	December 31, 2014
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A	398,500	54,496	$3,004	$3,003
Series B	60,500,000	7,498,571	113,405	112,080
Series C	13,562,497	1,742,721	30,323	30,027

Total	74,460,997	9,295,788	$146,732	$145,110

At December 31, 2013 and 2014, the rights, privileges and preferences of Series A, Series B and Series C convertible preferred stock (collectively, convertible preferred stock) are as follows:

Voting Rights

Each share of convertible preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share can be converted.

The convertible preferred stock terms contain certain customary rights and protective provisions including anti-dilution protection, pre-emptive and protective rights in the event of future issuances of equity securities by the Company, rights to limit the ability of the Company to incur indebtedness without prior approval of a majority of the convertible preferred stock holders, registration rights in the event of a public offering of the Company’s common stock, right of first refusal and co-sale rights in the event of certain transfers of shares by or among shareholders, the ability of a majority of holders of convertible preferred stock to require the tender of all shares in the event of a sale of the Company and information rights.

The Company’s board of directors consists of 10 members. The holders of Series A convertible preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of Series B convertible preferred stock, voting as a separate class, are entitled to elect eight members of the board of directors. The holders of Series C convertible preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock, voting as a separate class, are entitled to elect two member of the board of directors.

Conversion Rights

Each share of convertible preferred stock is convertible by any holder at any time into common stock. The conversion rate is determined by dividing the purchase price applicable to such shares of convertible preferred stock ($11.89 for Series A, $15.12 for Series B and $17.40 for Series C convertible preferred stock) by the conversion price ($11.89 for Series A, $15.12 for Series B and $17.40 for Series C convertible preferred stock). Conversion of convertible preferred stock is automatic upon the closing of an underwritten public offering with proceeds equal to or exceeding $52.20 per share, and in which the net proceeds received by the Company equal or exceed $50.0 million or the affirmative vote of holders of shares of convertible preferred stock representing at least a majority of the voting power of the then outstanding shares of Series A, Series B and Series C convertible preferred stock, voting together as a single class.

Adjustment of Conversion Price for Qualifying Dilutive Issuances

In the event the Company issues additional shares of common stock after the Series C convertible preferred stock original issue date without consideration or for a consideration per share less than the conversion price in effect immediately prior to such issuance, then and in each such event the conversion price will be reduced to a price equal to such conversion price multiplied by the following fraction:

•	the numerator of which is equal to the sum of (i) the product of the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance and the conversion price in effect immediately prior to such issuance) and (ii) the product of the number of additional shares of common stock so issued and the average price per share received by the Company for the additional shares of common stock so issued); and

•	the denominator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of additional shares of common stock so issued.

Dividends

Holders of Series B and Series C convertible preferred stock, in preference to the holders of Series A convertible preferred stock and common stock, are entitled to receive, when, as and if declared by the board of directors, cash dividends at the per annum rate of 8% of the convertible preferred stock purchase price and such dividend is noncumulative. Holders of Series B convertible preferred stock are entitled to receive, when, as and if declared by the board of directors, cash dividends at the per annum rate of 8% of the Series B convertible preferred stock original issue price of $15.12 per share. Holders of Series C convertible preferred stock are entitled to receive, when, as and if declared by the board of directors, cash dividends at the per annum rate of 8% of the Series C convertible preferred stock original issue price of $17.40 per share and such dividend is noncumulative.

So long as any senior shares of convertible preferred stock are outstanding, the Company will not pay or declare any dividend on Series A convertible preferred stock or common stock until all dividends on the Series B and Series C convertible preferred stock have been declared and paid. In the event dividends are paid on any share of Series A convertible preferred stock or common stock, the Company will pay an additional dividend on all outstanding shares of convertible preferred stock in a per share amount equal (on an as-if-converted-to-common-stock-basis) to the amount paid or set aside for each share of common stock.

Liquidation Preferences

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or corporate reorganization, holders of Series B and Series C convertible preferred stock are entitled to be paid out of Company assets before any payment will be made to the holders of Series A convertible preferred stock and common stock. Holders of Series A convertible preferred stock are entitled to be paid out of any remaining assets in the event of a liquidation event before any payment will be made to the holders of common stock. Upon the completion of distributions required to satisfy the convertible preferred stock liquidation preferences, any remaining assets will be distributed pro rata among the holders of convertible preferred stock and common stock, treating all convertible preferred stock as if it were converted to common stock.

The Series C convertible preferred stock liquidation preference is equal to the sum of $17.40 per share plus any declared but unpaid dividends on such shares. The Series B convertible preferred stock liquidation preference is equal to the sum of $15.12 per share plus any declared but unpaid dividends on such shares. The Series A convertible preferred stock liquidation preference is $55.10 per share plus any declared but unpaid dividends on such shares. The liquidation preference of the convertible preferred stock is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization affecting such shares.

Redemption

The convertible preferred stock is not redeemable at the option of the holder. The convertible preferred stock was classified outside of stockholders’ deficit because, in the event of certain “liquidation events” that are not solely within the Company’s control (including a dissolution, change of control, acquisition, asset sale or winding up of the Company), the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

12.	CONVERTIBLE PREFERRED STOCK WARRANT

The Company has an outstanding convertible preferred stock warrant related to a 2013 debt financing (see Note 5) whereby the Company issued a warrant to purchase 43,103 shares of Series C convertible preferred stock. The convertible preferred stock warrant was recorded as a liability and is adjusted to fair value at each balance sheet date, with the change in fair value being recorded as a component of other income (expense), net in the statements of operations. Upon issuance, the fair value of the warrant was estimated to be $158 thousand. Due to the close proximity of the issuance date in December 2013 to the year end, no mark to market adjustment was recognized during the year ended December 31, 2013. The Company recorded a gain of $20 thousand related to the change in fair value of preferred stock warrant liability as part of other income (expense), net in the accompanying statements of operations for the year ended December 31, 2014.

The key terms of the outstanding convertible preferred stock warrant and the convertible preferred stock warrant liability at December 31, 2013 and 2014 were as follows (in thousands):

					Fair Value of Warrant
	Issuance Date	Expiration Date	Exercise Price per Share	Shares	December 31, 2013	December 31, 2014
Series C Warrant	December 2013	The later of December 2023 or five years after an IPO	$17.40	43,103	$158	$138

The Company used the Black-Scholes option-pricing model to estimate the fair value of the convertible preferred stock warrant with the following assumptions:

	December 31,
	2013	2014
Series C Warrant:
Expected term (in years)	2.0	5.3
Expected volatility	30.0%	30.0%
Risk-free interest rate	0.4%	1.7%
Expected dividend yield	0%	0%

13.	STOCK-BASED COMPENSATION

2008 Stock Option and Incentive Plan

The Company’s 2008 Stock Option and Incentive Plan, or the 2008 Plan, provides for the grant of stock and stock-based awards to employees, officers, directors, advisors and consultants, including stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights. The purpose of the 2008 Plan is to promote the interests of the Company by providing the opportunity to purchase or receive shares or to receive compensation that is based upon appreciation in the value of the shares to eligible recipients, as defined, in order to attract and retain employees and provide additional incentive to work to increase the value of shares and a stake in the future of the Company. During 2008, the Company issued to an officer a stock option for 12,793 shares outside of the 2008 Plan with an exercise price of $2.40 per share which vested over three years. These options were unexercised and expired in September 2014. The compensation expense related to stock options outside of the 2008 Plan were insignificant during the years ended December 31, 2013 and 2014.

Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time of grant, the optionee owns stock representing more than 10% of the voting power of all classes of stock of the Company, a 10% shareholder, the exercise price must be at least 110% of the fair value of the common stock on the grant date as determined by the board of directors. Options become exercisable generally ratably over four years. Options granted under the 2008 Plan expire in 10 years from the date of grant, or five years from the date of grant for 10% shareholders.

A summary of the Company’s stock option activity and related information is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
					(in thousands)
Balance at January 1, 2013	102,978	641,167	$2.11	7.7	$107
Additional shares authorized	793,164
Granted	(400,145)	400,145	2.11
Exercised	—	(492)	2.03
Cancelled	125,318	(125,318)	2.06

Balance at December 31, 2013	621,315	915,502	2.12	7.7	136
Granted	(552,265)	552,265	2.51
Exercised	—	(9,520)	2.19
Cancelled	30,148	(30,148)	2.21

Balance at December 31, 2014	99,198	1,428,099	$2.27	7.7	$8,356

Vested and exercisable at December 31, 2013		457,045	$2.14	6.4	$70
Vested and expected to vest at December 31, 2013		784,410	$2.12	7.4	$118
Vested and exercisable at December 31, 2014		799,236	$2.15	6.8	$4,770
Vested and expected to vest at December 31, 2014		1,269,840	$2.24	7.5	$7,464

The weighted-average grant date fair value of options granted to employees for the years ended December 31, 2013 and 2014 was $1.06 and $1.28 per share, respectively. The grant date fair value of options vested during the years ended December 31, 2013 and 2014 was $72 thousand and $339 thousand, respectively.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was insignificant during the years ended December 31, 2013 and 2014.

At December 31, 2014, total unrecognized compensation cost related to stock-based awards granted to employees, net of estimated forfeitures, was $682 thousand, which is expected to be recognized over a weighted-average period of 2.9 years.

Determination of Fair Value

The determination of the fair value of stock options on the date of grant using an option-pricing model is affected by the estimated fair value of the Company’s common stock, as well as assumptions regarding a number of complex and subjective variables. The variables used to calculate the fair value of stock options using the Black-Scholes option-pricing model include actual and projected employee stock option exercise behaviors, expected price volatility of the Company’s common stock, the risk-free interest rate and expected dividends. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock

The fair value of the common stock underlying the stock-based awards was determined by the Company’s board of directors, with input from management and third-party valuations.

Expected Term

The expected term represents the period that the Company’s option awards are expected to be outstanding. The Company considers several factors in estimating the expected term of options granted, including the expected lives used by a peer group of companies within the Company’s industry that the Company considers to be comparable to its business and the historical option exercise behavior of its employees, which the Company believes is representative of future behavior.

Expected Volatility

As the Company does not have a trading history for its common stock, the expected stock price volatility for the Company’s common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the Company’s industry which were the same as the comparable companies used in the common stock valuation analysis. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be used in the calculation.

Risk-Free Interest Rate

The risk-free interest rate is based on the zero coupon U.S. Treasury notes, with maturities similar to the expected term of the options.

Expected Dividend Yield

The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the Black-Scholes option-valuation model.

In addition to the Black-Scholes assumptions discussed immediately above, the estimated forfeiture rate also has a significant impact on the related stock-based compensation. The forfeiture rate of stock options is estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

The fair value of employee stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31,
	2013	2014
Expected term (in years)	6.2	5.7
Expected volatility	52.4%	50.7%
Risk-free interest rate	1.2%	1.8%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense

Total stock-based compensation expense recognized in the Company’s statements of operations is classified as follows (in thousands):

	Year Ended December 31,
	2013	2014
Research and development	$29	$85
Selling and marketing	9	15
General and administrative	181	218

Total stock-based compensation expense	$219	$318

During the years ended December 31, 2013 and 2014, there were no stock-based compensation expenses capitalized as a component of inventory or recognized in cost of revenue. Stock-based compensation relating to stock-based awards granted to consultants was insignificant for the years ended December 31, 2013 and 2014.

14.	INCOME TAXES

The following reconciles the differences between income taxes computed at the federal income tax rate and the provision for income taxes:

	Year Ended December 31,
	2013	2014
Expected income tax benefit at the federal statutory rate	34.0%	34.0%
State taxes, net of federal benefit	1.5	3.7
Change in effective tax rate	0.0	1.3
Non-deductible items and other	(2.1)	0.4
Federal and state credits	2.0	1.2
Change in valuation allowance	(35.4)	(40.6)

Total	0.0%	0.0%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal components of the Company’s net deferred tax assets consisted of the following at December 31, 2013 and 2014 (in thousands):

	Year Ended December 31,
	2013	2014
Net operating loss carryforwards	$33,248	$46,024
Research and development tax credits	2,041	2,441
Reserves and accruals	2,728	724
Other	376	2,948

Total deferred tax assets	38,393	52,137
Deferred tax asset valuation allowance	(38,393)	(52,137)

Net deferred tax assets	$—	$—

The Company maintains a valuation allowance related to its deferred tax asset position when management believes it is more likely than not that the net deferred tax assets will not be realized in the future. The Company’s valuation allowance increased by $13.7 million during the year ended December 31, 2014.

At December 31, 2014, the Company had federal net operating loss carryforwards of $125.3 million, which begin to expire in the year ended December 31, 2024, and a tax benefit of $1.5 million related to state net operating loss carryforwards, which begin to expire in the year ending December 31, 2019. The Company had federal research and development tax credit carryforwards of $2.4 million at the year ended December 31, 2014. These credits expire at various dates through the year ending December 31, 2024.

Under the provisions of the Internal Revenue Code, or IRC, net operating loss and credit carryforwards and other tax attributes may be subject to limitation if there has been a significant change in ownership of the Company, as defined by the IRC. The Company believes it has experienced at least one ownership change in the past. The Company is currently analyzing the tax impact of such ownership change on its federal net operating loss and credit carryforwards. Future owner or equity shifts, including an IPO, could result in limitations on net operating loss and credit carryforwards.

Because of the net operating loss and credit carryforwards, all of the Company’s federal tax returns and state returns since the year ended December 31, 2004 remain subject to federal and California examination.

The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates these tax positions on an annual basis. In addition, the Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2013 and 2014, the Company had no unrecognized tax benefits.

15.	NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per share for the periods presented (in thousands, except share and per share data):

	Year Ended December 31,
	2013	2014
Net loss attributable to common stockholders	$(28,200)	$(33,791)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	274,064	299,938

Net loss per share attributable to common stockholders, basic and diluted	$(102.90)	$(112.66)

The following weighted-average common stock equivalents were excluded from the calculation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2013	2014
Convertible preferred stock (if converted)	7,025,745	8,429,713
Options to purchase common stock	940,880	1,266,119

Convertible preferred stock warrant (if converted)	1,889	43,103

16.	EMPLOYEE BENEFITS

The Company has a 401(k) Plan, 401(k) Plan, which covers its eligible employees. The 401(k) Plan permits the participants to defer a portion of their compensation in accordance with the provisions of Section 401(k) of the IRC. At its discretion, the Company can match a portion of the participants’ contributions or make profit-sharing contributions. There was no matching or profit-sharing contributions during the years ended December 31, 2013 or 2014.

17.	RELATED PARTY TRANSACTIONS

As discussed in Note 7, the Company pays a royalty to UFRF, a common stockholder, related to a licensing agreement.

18.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued.

In January 2015, the Company issued an aggregate of 54,591 shares of Series C convertible preferred stock to Itochu and another new investor at a price of $17.40 per share for a total gross consideration of $950 thousand (see Note 9).

In February 2015, the Company issued 862,068 shares of Series C convertible preferred stock to a new investor at a price of $17.40 per share for total gross consideration of $15.0 million (see Note 11). The new investor will have the right to appoint one director to serve on our board.

At March 25, 2015, the Company effected a 1-for-7.25 reverse stock split of the Company’s then outstanding common stock and convertible preferred stock (collectively referred to as “Capital Stock”) and convertible preferred stock warrants, in which (i) each 7.25 shares of outstanding Capital Stock were combined into 1 share of Capital Stock; (ii) the number of outstanding options to purchase each Capital Stock was proportionately reduced on a 1-for-7.25 basis; (iii) number of shares reserved for future option grants under the 2008 Plan were proportionately reduced on a 1-for-7.25 basis; (iv) the exercise price of each such outstanding option was proportionately increased on a 1-for-7.25 basis; and (v) each 7.25 shares of outstanding convertible preferred stock warrant were combined into 1 share of convertible preferred stock warrant. All of the share and per share amounts have been adjusted, on a retroactive basis, to reflect this 1-for-7.25 reverse stock split (Notes 2, 5, 9, 10, 11, 12, 13 and 15).